Exhibit 3.1

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
SECOND ARTICLES OF AMENDMENT

Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

FIRST:
The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting existing Section 9.1 in its entirety and substituting in lieu thereof a new Section 9.1 to read as follows:

Section 9.1 Establishment and Review of Investment Policies. The Board of Directors shall establish written policies on investment and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure such policies are carried out. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (and, upon Commencement of the Initial Public Offering, not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board.

SECOND:	The Charter is hereby amended by deleting existing Section 12.3(c) in its entirety and substituting in lieu thereof a new Section 12.3(c) to read as follows:
(c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.

THIRD:	These amendments to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH:	These Second Articles of Amendment shall become effective upon filing with the Department.

FIFTH:
The undersigned officer of the Corporation acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 31st day of May, 2012.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

By: /s/ Christopher H. Cole
Name: Christopher H. Cole
Title: Chief Executive Officer and President

ATTEST:

/s/ Kenneth R. Christoffersen
Kenneth R. Christoffersen
Secretary